Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into by and between ProPetro Holding Corp., a Delaware corporation (the “Company”), and Dale Redman (“Redman”). Redman and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Redman resigned his employment without Good Reason (as defined under that certain Employment Agreement between the Parties dated March 4, 2013, i.e. the “Employment Agreement”) with the Company effective as of March 13, 2020 (the “Separation Date”);

WHEREAS, the Parties wish for Redman to receive certain benefits in connection with his separation as set forth in this Agreement, which benefits are conditioned upon Redman's timely execution of and compliance with the terms of this Agreement;

WHEREAS, Redman acknowledges and agrees that he has valid, binding, and enforceable continuing obligations to the Company and each of its Affiliates, including obligations with respect to non-competition and non-solicitation, and the Parties desire to extend the duration of certain obligations for the consideration set forth herein;

WHEREAS, Redman recognized that there is a significant issue as to whether he is entitled to retain the Vested Options (as defined below); and

WHEREAS, the Parties wish to resolve any and all claims or causes of action that Redman may have against the Company, including any claims or causes of action that Redman may have arising out of Redman's employment or end of such employment.

NOW, THEREFORE, in consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Redman and the Company, the Parties agree as follows:

1.            Separation from Employment; Deemed Resignations. The Parties acknowledge and agree that as of the Separation Date, Redman was no longer employed by the Company or any other Company Party. The Parties further acknowledge and agree that, as of the Separation Date, Redman was automatically deemed to have resigned, to the extent applicable, (i) as an officer of the Company and each of its Affiliates (as defined below) for which Redman served as an officer, (ii) from the board of directors or board of managers (or similar governing body) of the Company and each of its Affiliates for which Redman served as a director or manager, and (iii) from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity, or other entity in which the Company or any of its Affiliates holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Redman served as the Company's or such other subsidiary's member's designee or other representative.

2.            Separation Benefit. Within seven (7) days following the Separation Date, the Company or one of its Affiliates will pay Redman (i) all base salary earned through the Separation Date but unpaid as of such date and (ii) the value of all paid time off accrued but unused as of the Separation Date (the “Accrued Obligations”). In addition, provided that Redman (a) executes this Agreement and returns a signed copy of it to the Company, care of Newton W. Wilson III, ProPetro Holding Corp., 1706 S. Midkiff, Bldg. B, Midland, Texas 79701 (e-mail: trey.wilson@propetroservices.com), by March 13, 2020 and (b) satisfies the other terms and conditions set forth in this Agreement, Redman shall receive the following consideration:

(a)            Prior to the Separation Date, the exercise period applicable to Redman's stock options granted under the Stock Option Plan of ProPetro Holding Corp. and the ProPetro Holding Corp. 2017 Incentive Award Plan (collectively, the “Incentive Unit Award Plans”) that have become vested and are outstanding as of the Separation Date (the “Vested Options”) shall be extended such that the Vested Options shall not be forfeited or cancelled upon the ninety-first (91st) day following the Separation Date pursuant to the terms of the Equity Plans but, instead, shall remain outstanding and exercisable until the one-year anniversary of the Separation Date, and the Company shall permit such exercise to be consummated as a "cashless exercise" such that Redman is not required to deliver any cash to exercise the options but the number of shares of the Company’s common stock, par value $0.001 (“Stock”), delivered by the Company to Redman upon exercise shall be reduced by a number shares of Stock with a fair market value equal to the aggregate exercise price of the Vested Options and associated tax withholding; and

(b)           During the portion of the eighteen (18) months following the Separation Date (the “COBRA Period”), if any, that Redman elects to continue coverage for Redman and Redman's spouse and eligible dependents, if any, under the Company's group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall promptly reimburse Redman for the amount Redman pays to effect and continue such coverage, less applicable taxes and withholdings (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to Redman on the Company's first regularly scheduled pay date in the calendar month immediately following the calendar month in which Redman submits to the Company documentation of the applicable premium payment having been paid by Redman, which documentation shall be submitted by Redman to the Company within 30 days following the date on which the applicable premium payment is paid. Redman shall be eligible to receive such reimbursement payments until the earliest of: (i) the last day of the COBRA Period; (ii) the date Redman is no longer eligible to receive COBRA continuation coverage; or (iii) the date on which Redman becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Redman); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Redman's sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage.

Redman acknowledges and agrees that he is not otherwise entitled to the consideration described in this Section 2, and such consideration represents the entirety of the amounts Redman is eligible to receive as severance compensation from the Company or any other Company Party, including under the Incentive Award Plans and the Employment Agreement. Redman specifically acknowledges that he will automatically forfeit any outstanding equity awards granted under the Incentive Award Plans, including stock options, restricted stock units, and performance stock units, that are unvested as of the Separation Date and that such awards will terminate automatically without any further action by the Company and at no cost to the Company immediately following his termination of employment with the Company and its Affiliates (as defined below). For the avoidance of doubt, no awards granted under the Incentive Award Plans will vest as a result of, or in connection with, Redman's termination of employment. Redman acknowledges that he is aware of the ongoing obligations he may have under the Company's Insider Trading Policy, applicable securities laws and any other applicable requirements related to any trading in the Company's securities.

Notwithstanding anything in this Agreement, Redman acknowledges and agrees that if Redman fails to comply with his ongoing obligations to the Company, including those in Sections 5-7 of this Agreement, then (i) any unexercised Vested Options shall immediately be forfeited and cancelled upon notice from the Company and may not be exercised at any point and (ii) Redman shall pay to the Company the fair market value of any Stock acquired through the exercise of the Vested Options.

3.            Complete Release of Claims.

(a)            In exchange for the consideration received by Redman herein, which consideration Redman was not entitled to but for Redman's entry into this Agreement, Redman hereby releases, discharges and forever acquits the Company and its Affiliates (as defined below) and subsidiaries, and each of the foregoing entities' respective past, present and future members, partners (including general partners and limited partners), directors, trustees, officers, managers, employees, agents, attorneys, heirs, legal representatives, insurers, benefit plans (and their fiduciaries, administrators and trustees), and the successors and assigns of the foregoing, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Redman's ownership of any interest in any Company Party, Redman's employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date that Redman executes this Agreement, including (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination law or anti-retaliation law, regulation or ordinance including Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended and the Americans with Disabilities Act of 1990, as amended; (B) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (C) the Immigration Reform Control Act, as amended; (D) the National Labor Relations Act, as amended; (E) the Occupational Safety and Health Act, as amended; (F) the Family and Medical Leave Act of 1993; (G) the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act); (H) any federal, state or local wage and hour law; (I) any other local, state or federal law, regulation or ordinance; or (J) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys' fees incurred in or with respect to a Released Claim; (iii) any and all rights, benefits or claims Redman may have under any employment contract, incentive compensation plan, or equity-based plan with any Company Party (including any award agreement) or to any ownership interest in any Company Party; and (iv) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the "Released Claims"); provided, however, that the Released Claims do not include any of Redman's rights to indemnity and/or insurance coverages as described in Section 8 below. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Redman is simply agreeing that, in exchange for any consideration received by him pursuant to Section 2, any and all potential claims of this nature that Redman may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. Notwithstanding the foregoing, the Released Claims do not include any existing rights to indemnification and advancement of expenses incurred in connection with the same that Redman has under Delaware law or any agreement with the Company. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

For purposes of this Agreement, “Affiliate” shall mean, with respect to any Person (as defined below), any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where "control" shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time. For purposes of this Agreement, “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization, or other entity of any nature.

(b)           Notwithstanding this release of liability, nothing in this Agreement prevents Redman from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, Redman understands and agrees that Redman is waiving any and all rights to recover any monetary or personal relief or recovery from a Company Party as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Agreement prohibits or restricts Redman from filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other securities regulatory agency or authority (each, a “Government Agency”). This Agreement does not limit Redman's right to receive an award for information provided to a Government Agency. Further, in no event shall the Released Claims include (i) any claim which arises after the date that this Agreement is executed by Redman or (ii) any claim to vested benefits under an employee benefit plan. Finally, the Released Claims shall not include the Company's obligations or Redman's rights under the Indemnification Agreement dated February 26, 2019 between the Company and Redman, which shall continue in full force and effect notwithstanding the execution of this Agreement.

(c)            Redman hereby represents and warrants that, as of the time Redman executes this Agreement, Redman has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any Government Agency or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Redman signs this Agreement. Redman warrants and represents that (i) he is the sole owner of each and every claim, cause of action, and right compromised, settled, released or assigned pursuant to Section 3 of this Agreement and has not previously assigned, sold, transferred, conveyed, or encumbered same; (ii) he has the full right, power, capacity, and authority to enter into and execute this Agreement; and (iii) he fully understands this Agreement releases any and all past claims regardless of whether he is now aware of such claims.

4.            Redman's Representations.

(a)          Redman represents that Redman has no disagreements with the Company on any matter relating to the Company's operations, policies or practices.

(b)          Other than the Accrued Obligations, which shall be paid within seven (7) days following the Separation Date, Redman represents that Redman has received all leaves (paid and unpaid) that Redman was owed or could be owed by the Company and each of the other Company Parties and Redman has received all salary, bonuses and other compensation that Redman has been owed by the Company Parties as of the date that Redman executes this Agreement.

(c)          By executing and delivering this Agreement, Redman expressly acknowledges that:

(i)               Redman has carefully read this Agreement;

(ii)              Redman has had sufficient time to consider this Agreement before the execution and delivery hereof to the Company;

(iii)             Redman has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Redman's choice and that Redman has had adequate opportunity to do so prior to executing this Agreement;

(iv)             Redman is receiving, pursuant to this Agreement, consideration in addition to anything of value to which he is already entitled, and Redman is not otherwise entitled to the consideration set forth in this Agreement, but for his entry into this Agreement;

(v)              Redman is not aware of any material act or omission on the part of any Company employee (including Redman), director or agent that may have violated any applicable law or regulation or otherwise exposed the Company or any other Company Party to any liability, whether criminal or civil, whether to any government, individual, shareholder or other entity that Redman has not previously communicated to the Company.

(vi)             Redman fully understands the final and binding effect of this Agreement; the only promises made to Redman to sign this Agreement are those stated herein; and Redman is signing this Agreement knowingly, voluntarily and of Redman's own free will, and that Redman understands and agrees to each of the terms of this Agreement;

(vii)            The only matters relied upon by Redman and causing Redman to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and

(viii)           No Company Party has provided any tax or legal advice regarding this Agreement and Redman has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Redman's own choosing such that Redman enters into this Agreement with full understanding of the tax and legal implications thereof.

5.            Affirmation of Restrictive Covenants. Redman acknowledges and agrees that he has continuing obligations to the Company and each of its Affiliates, including obligations with respect to confidentiality, non-competition, non-solicitation, and non-disparagement, pursuant to the Employment Agreement, stock option agreement, the restricted stock unit agreements, and the performance restricted stock unit agreements under the ProPetro Holding Corp. 2017 Incentive Award Plan, which Redman acknowledges are valid, binding, and enforceable.

6.            Additional Restrictive Covenants.

(a)            In addition to the existing restrictive covenants described in Section 5, Redman hereby agrees that Redman shall not at any time during the Additional Noncompetition Restricted Period (as defined below), directly or indirectly engage in, have any interest in (including without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any Person (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant, or in any other capacity) that engages in (either directly or through any subsidiary or Affiliate thereof) any business or activity, within any of the states or territories within the United States or any other country, territory or state in which the Company or any of its subsidiaries operate, (i) that creates, designs, invents, engineers, develops, sources, markets, manufactures, distributes or sells any product or provides any service that may be used as a substitute for or otherwise competes with any product or service of the Company or any entity owned by the Company, or (ii) which the Company of any of its Affiliates has taken active steps to engage in or acquire, but only if Redman directly or indirectly engages in, has any interest in (including, without limitation, through the investment of capital or lending of money or property), or manages, operates or otherwise renders any services in connection with, such business or activity (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity). Notwithstanding the foregoing, Redman shall be permitted to acquire a passive stock or equity interest in such business; provided that such stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business. The Additional Noncompetition Restricted Period shall mean the period from the first (1st) anniversary of the Separation Date through the fifth (5th) anniversary of the Separation Date.

(b)            In addition to the existing restrictive covenants described in Section 5, Redman hereby agrees that Redman shall not at any time during the Additional Nonsolicitation Restricted Period (as defined below), directly or indirectly, either for himself or on behalf of any other Person, (i) recruit or otherwise solicit or induce any employee, customer or supplier of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company, or (ii) hire, or cause to be hired, any person who was employed by the Company at any time during the twelve (12)-month period immediately prior to the Separation date or who thereafter becomes employed by the Company. The “Additional Nonsolicitation Restricted Period” shall mean the period from the third (3rd) anniversary of the Separation Date through the fifth (5th) anniversary of the Separation Date.

7.            Non-Disparagement. Redman shall refrain from publishing any oral or written statements about the Company, any Company Party or any of their respective directors, officers, employees, consultants, agents, or representatives that (a) are slanderous, libelous, or defamatory, (b) disclose confidential information of or regarding the Company's or any Company Party's business affairs, directors, officers, managers, members, employees, consultants, agents, or representatives, or (c) place the Company, any Company Party, or any of their respective directors, officers, managers, members, employees, consultants, agents, or representatives in a false light before the public. Nothing herein limits Redman from cooperating with any investigation by any Government Agency. Conversely, the Company will instruct its officers and directors to refrain from making any oral or written statements about Redman that are not privileged internal company discussions and are (a) slanderous, libelous or defamatory, (b) are otherwise likely to damage the personal or professional reputation of Redman or (c) place him in a false light before the public. Nothing herein limits the Company, its officers, directors or employees from cooperating with any investigation by any Government Agency; from making any disclosure necessary or appropriate under applicable securities laws; or from making any truthful statement required by law or legal process or advocacy.

8.            Indemnification and Insurance. To the fullest extent permitted by applicable law, Redman's (i) rights to indemnification under the Company's organizational documents and the Indemnification Agreement dated February 26, 2019 between the Company and Redman and (ii) rights to coverage under the Company's directors and officers insurance policy shall continue in accordance with their terms and not be impacted by the execution of this Agreement.

9.            No Waiver. No failure by any Party hereto at any time to give notice of any breach by any other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10.          Applicable Law. This Agreement and is entered into under, and shall be governed for all purposes by, the laws of the State of Texas without reference to the principles of conflicts of law thereof.

11.          Severability. To the extent permitted by applicable law, the Parties agree that any term or provision (or part thereof) of this Agreement that renders such term or provision (or part thereof) or any other term or provision of this Agreement (or part thereof) invalid or unenforceable in any respect shall be modified to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties' bargain hereunder.

12.          Arbitration. Any dispute or controversy based on, arising under or relating to this Agreement shall be settled exclusively by final and binding arbitration, conducted before a single neutral arbitrator in Houston, Texas in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA”) then in effect. Arbitration may be compelled, and judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of (a) the restrictive covenants described in Sections 5 and 6 of this Agreement, or (b) Section 7 of this Agreement, and Redman hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Only individuals who are (i) lawyers engaged full-time in the practice of law and (ii) on the AAA roster of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. Each party shall bear its own costs and attorneys' fees in connection with an arbitration; provided that the Company shall bear the cost of the arbitrator and the AAA's administrative fees.

13.          Continued Cooperation. Following the Separation Date, Redman will provide the Company and, as applicable, the other Company Parties, with assistance, when reasonably requested by the Company, with respect to any matters related to Redman's job responsibilities and otherwise providing information Redman obtained during the provision of the duties Redman performed for the Company and the other Company Parties, subject to reimbursement of Redman's reasonable expenses incurred in complying with such requests for assistance.

14.          Reasonable Assistance with Claims. Redman shall provide reasonable assistance to the Company and any other Company Party and its counsel in any litigation or human resources matters in which Redman may be a witness or potential witness or with respect to which Redman may have knowledge of relevant facts or evidence, subject to reimbursement of Redman's reasonable expenses incurred in complying with such requests for assistance.

15.          Replacement of Pledged Shares. Redman agrees that, within thirty (30) days of the Separation Date, he will either (i) pledge shares of the Company’s stock to Vista Bank as collateral for the Promissory Note between Redman and Vista Bank dated January 18, 2017 (the “Promissory Note”), as further amended to date, as replacement for any shares that were previously pledged as collateral for the Promissory Note and subsequently sold, or (ii) obtain a release of from Vista Bank of any lien or security interest with respect to the shares previously pledged as collateral for the Promissory Note. Redman further agrees to provide evidence to the Company of either the replacement pledge or the release from Vista Bank within thirty (30) days of the Separation Date.

16.          Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

17.          Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and each other Company Party that is not a signatory hereto, as each other Company Party that is not a signatory hereto shall be a third-party beneficiary of Redman's release of claims, representations and covenants set forth in this Agreement.

18.          Section 409A. Notwithstanding anything herein to the contrary: (i) Redman's termination of employment on the Separation Date is intended to constitute a "separation from service" within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations and (ii) it is the intent of the Parties that none of the amounts payable under this Agreement constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”). Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Redman on account of non-compliance with Section 409A.

19.          Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by Redman and the Company. This Agreement, the Employment Agreement, and Incentive Award Plans and constitute the entire agreement of the Parties with regard to the subject matters hereof. Notwithstanding the foregoing, this Agreement complement and are in addition to (and do not supersede or replace) any other agreements between the Company or any of its Affiliates and Redman that impose restrictions on Redman with regard to confidentiality, non-competition, non-solicitation, or non-disparagement (including the agreements referenced in Section 5 above).

There are no oral agreements between Redman and the Company. No promises or inducements have been offered except as set forth in this Agreement. Redman and the Company acknowledge that, in executing this Agreement, neither Party has relied upon any representations or warranties of any other Party. No promise or agreement which is not expressed in this Agreement and has been made by the Company to Redman or by Redman to the Company in executing this Agreement. Each Party agrees that any omissions of fact concerning the matters covered by this Agreement are of no consequence in the decision to execute this Agreement.

20.          Interpretation. The Section headings in this Agreement have been inserted for purposes of convenience and shall not be used for interpretive purposes. The words "herein", "hereof", "hereunder," and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The use herein of the word "including" following any general statement, term, or matter shall not be construed to limit such statement, term, or matter to the specific items or matters set forth immediately following such word or to similar items, or matters, whether or not non-limiting language (such as "without limitation", "but not limited to", or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word "or" as used herein is not exclusive and is deemed to have the meaning "and/or." References herein to any agreement, instrument, or other document mean such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement. No provision, uncertainty or ambiguity in or with respect to this Agreement shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

21.          Return of Property. Redman acknowledges and agrees that he will return to the Company all documents, files (including electronically stored information), and other materials constituting or reflecting confidential or proprietary information of the Company or any other Company Party, and any other property belonging to the Company or any other Company Party, including all computer files, electronically stored information, and other materials, and Redman shall not maintain a copy of any such materials in any form. Redman further acknowledges and agrees that he will continue to maintain and preserve all documents, computer files, electronically stored information, mobile data, or other materials as described in the legal preservation notices issued by the Company as of the date of this Agreement; provided, however, that Redman's counsel shall be entitled to retain such documents, files (including electronically stored information), or other materials containing proprietary, confidential or other information about the Company to the extent reasonably required for Redman's defense in any civil litigation, administrative, regulatory or other governmental proceeding involving Redman, subject to the obligations of any confidentiality agreement or order covering such materials. To the extent Redman has had or continues to have any personal expenses reimbursed by the Company, Redman will compensate the Company for those amounts.

22.          Assignment. This Agreement is personal to Redman and may not be assigned by Redman. The Company may assign its rights and obligations under this Agreement without Redman's consent, including to any other Company Party and to any successor (whether by merger, purchase, or otherwise) to all or substantially all of the equity, assets, or businesses of the Company.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date(s) set forth beneath their signatures below.

PROPETRO HOLDING CORP.

By:	/s/ Phillip A. Gobe
Name: Phillip A. Gobe
Title: Chief Executive Officer and Chairman of the Board

Date:	March 13, 2020

DALE REDMAN

By:	/s/ Dale Redman
Name: Dale Redman

Date:	March 12, 2020

Signature Page to Separation Agreement and Release